EXHIBIT 21

                              List of Subsidiaries
                           (as of December 31, 2005)

Subsidiary of CompuPrint, Inc.

1. Terra Insight Corporation, a Delaware corporation, 100% owned


Subsidiary of Terra Insight Corporation

1. Terra Resources, Inc., a Delaware corporation, 100% owned


Equity Interests of Terra Resources, Inc.

1. Tierra Nevada Exploration Partners, LP, a Delaware limited partnership, 100% owned

2. New Found Oil Partners, LP, a Delaware limited partnership, 100% owned